Cloud Contact Center Software

Exhibit 10.12

November 16, 2018

David Pickering

Dear Dave,

Subject to approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”), we are very pleased to offer you employment with Five9, Inc. (“Company” or “Five9”) for the position of Executive Vice President, Engineering. This position will report to Rowan Trollope, Chief Executive Officer. This position carries considerable responsibility and is integral to the continued development and success of our Company. This letter formally presents the specifics of our offer of employment, which you should read and carefully consider.
Your expected employment start date is December 17, 2018. In this position, you will receive a base annual salary of $335,000, paid semi-monthly at a rate of $13,958.34 per pay period. In addition, you may be eligible to earn an annual bonus target of $201,000, payable quarterly, the objectives of which will be set by the Compensation Committee. Assuming your start date is December 17, 2018, your eligibility for a quarterly bonus will commence with the Company’s fourth fiscal quarter beginning October 1, 2018, and shall be prorated based on your start date. The Compensation Committee retains sole discretion to determine both eligibility and the amount of quarterly bonuses you may receive.
Subject to approval by the Compensation Committee, you will be granted (i) an award of restricted stock units (“RSUs”) covering a number of shares of Company common stock with a target dollar value (determined in accordance with the Company’s Equity Award Grant Policy) equal to $900,000, which will be subject to vesting over four years, with a one year cliff vesting period as to 25% of the underlying shares and quarterly vesting thereafter.
You will also be granted (ii) an option to purchase a number of shares of Company common stock with a target dollar value (determined in accordance with the Company’s Equity Award Grant Policy) equal to $900,000, which will be subject to vesting over four years, with a one year cliff vesting period as to 25% of the underlying shares and monthly vesting thereafter. The vesting commencement dates for your RSUs and option will be set forth in your award agreements, and vesting of each award will be subject to your continued service on each vesting date. The terms of your RSUs and option will be governed by our 2014 Equity Incentive Plan and our standard forms of option and RSU award agreements.
You will be eligible to receive up to 15 days of Paid Time-Off (PTO) per year, subject to applicable Company policies. Your PTO will accrue at the rate of 10 hours per month. As a full-time employee of the Company, you will be eligible to participate in Company-sponsored benefits and be a member

Five9, Inc.
4000 Executive Parkway,
Suite 400 San Ramon, CA 94583
www.five9.com

Cloud Contact Center Software

of any employee benefit plans that the Company may establish and that are generally available to other full-time employees of the Company. Currently, these benefits include medical, dental and vision. In the near future, we will provide you more detailed information about these benefits, including eligibility rules.
The Company has adopted the Key Employee Severance Benefit Plan (“KESP”), and you will be eligible for benefits provided under the KESP as a Tier 3 Participant.
Employment with the Company is “at will.” This means that you are free to resign at any time with or without Cause (defined below) or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without Cause or prior notice. As you know, Five9 is involved in a highly competitive and quickly evolving industry. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time- to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your employment with the Company is subject to Five9’s general employment policies, many of which are described in the Five9 Employee Handbook.
You will devote your best efforts to the performance of your job for the Company. While employed by the Company, you will not undertake any other activity which creates an improper conflict of interest or adversely affects your ability to perform your job duties for the Company. You will follow the Company’s policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as described to you from time to time.
You hereby agree not to use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes (or has come) into your knowledge or possession at any time, nor will you use any such information or material in the course of your employment with the Company, absent written authorization from the third-party that owns the information and the Company. You also agree not to ask any applicant, employee or other person to engage in such activities, absent written authorization from the third-party that owns the information and the Company. In the event you believe that your work at the Company would make it difficult for you not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, you will immediately provide written notice to the Company’s Chief Executive Officer and the Human Resources Department. You further confirm that you have no other agreements, relationships with or commitments to any other person or entity that conflict with your obligations as an employee of the Company (including but not limited to noncompetition and non- solicitation agreements), and you represent that your employment will not require you to violate any obligation to or confidence with any other entity or person.
Your employment pursuant to this offer is contingent on the following: (1) your signing of the Company’s Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation; (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; (3) our satisfaction that you will not be in violation of any non-compete, proprietary invention and information agreements, or any other similar agreement

Five9, Inc.
4000 Executive Parkway,
Suite 400 San Ramon, CA 94583
www.five9.com

Cloud Contact Center Software

between you and any current or former employer; (4) completion of satisfactory reference checking and background screen to include employment and education verification and criminal background check; and (5) your signing of the Company’s Mutual Arbitration Agreement.
Dave, we hope that you will accept our employment offer on the above terms and conditions, which can be modified only in writing as signed by the Company's Chief Executive Officer. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral, with respect to the subject matter hereof, including any other agreement between you and the Company regarding payment of any severance and/or stock option or RSU vesting acceleration. We realize that this sounds a bit formal, but we want to make sure that you understand the important aspects of employment at Five9, before you make a decision about joining us. To accept our offer, please electronically sign this document no later than November 21, 2018.
Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as a member of the Five9 team!

Sincerely,

/s/ Rowan Trollope
Rowan Trollope
Chief Executive Officer

I have read and accept this employment offer.

/s/ David Pickering
David Pickering

11/20/2018
Date Signed

Five9, Inc.
4000 Executive Parkway,
Suite 400 San Ramon, CA 94583
www.five9.com